UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  February 7, 2005

HealthGate Data Corp.

(Exact name of registrant as specified in its charter)

Delaware	0-28701	04-3220927
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

25 Corporate Drive, Suite 310, Burlington, Massachusetts  01803

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code:  (781) 685-4000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the  Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into Material Definitive Agreement.

In connection with her appointment as Chief Financial Officer, Treasurer and Secretary, HealthGate Data Corp. (“HealthGate), has notified Julie Furrier that if HealthGate terminates her employment without cause, Ms. Furrier shall be entitled to severance payments comprising her then current base salary and then current health care for six months from the date of termination.

The form of the letter describing her severance benefits has been filed herewith as Exhibit 10.1 and is incorporated herein by reference.

Item  5.02.  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(b)           On February 7, 2005, Veronica Zsolcsak resigned as HealthGate Data Corp.’s Chief Financial Officer, Treasurer and Secretary.  Ms. Zsolcsak has agreed to remain a part-time employee of HealthGate Data Corp. for six months to assist HealthGate in transition matters as requested by HealthGate.

(c)           On February 7, 2005, HealthGate Data Corp. appointed Julie Furrier as Chief Financial Officer, Treasurer and Secretary.  Ms. Furrier will also retain her title of Chief Accounting Officer.   Ms. Furrier, who is available to HealthGate for approximately 60% of the business week, has a base annual salary of $87,715.  Ms. Furrier shall be entitled to severance payments comprising her then current base salary and then current health care for six months from the date of termination if her employment is terminated by HealthGate without cause.

Ms. Furrier joined HealthGate in November 2000 and has served as HealthGate’s Chief Accounting Officer since 2001.  Prior to joining HealthGate, from 1993 to 2000, Ms. Furrier was employed in several positions for Town & Country Corporation and subsidiaries, including as Chief Financial Officer, Treasurer and Secretary of Town & Country Fine Jewelry Group, Inc. from 1999 to 2000.  From 1991 to 1992 Ms. Furrier was employed by The Boston Company Advisors, Inc. as a financial reporting accountant and from 1989 to 1991 she was employed by Edelstein & Company LLP as an auditor.  Ms. Furrier has been a licensed Certified Public Accountant since 1993.

Item 9.01.  Financial Statements and Exhibits.

(c) Exhibits.

Exhibit Number	Exhibit Description

10.1	Form of Severance Benefits Letter

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

HealthGate Data Corp.

Date: February 9, 2005	By:	/s/ William S. Reece
William S. Reece
Chairman and Chief Executive Officer

	By:	/s/ Julie Furrier
Julie Furrier
Chief Financial Officer